Exhibit 99.1

PMV Pharmaceuticals Reports Third Quarter 2025 Financial Results and Corporate Highlights

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Updated clinical results from Phase 2 pivotal portion of the PYNNACLE study evaluating rezatapopt featured in late-breaking oral presentation at the 2025 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics
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34% overall response rate (ORR) observed among 103 evaluable patients across all cohorts with a median duration of response of 7.6 months
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46% ORR observed among 48 evaluable patients in ovarian cancer cohort with a median duration of response of 8.0 months
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Rezatapopt New Drug Application submission for platinum resistant/refractory ovarian cancer planned in first quarter of 2027
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Cash, cash equivalents, and marketable securities of $129.3 million as of September 30, 2025, providing expected cash runway to end of first quarter of 2027

PRINCETON, N.J., November 12, 2025 (GLOBE NEWSWIRE) - PMV Pharmaceuticals, Inc. (“PMV Pharma” or the “Company”; Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule therapies targeting p53, today reported financial results for the third quarter ended September 30, 2025, and provided a corporate update.

“I am incredibly proud of our team and their commitment to rapidly and efficiently advancing the PYNNACLE study,” said David Mack, Ph.D., President and Chief Executive Officer of PMV Pharma. “We are excited by the data emerging from this study and look forward to submitting an NDA in the first quarter of 2027 for platinum-resistant/refractory ovarian cancer.”

Corporate Highlights

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Updated clinical results from the Phase 2 pivotal portion of the PYNNACLE study evaluating rezatapopt were featured in late-breaking oral and poster presentations at the 2025 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics on October 24, 2025.
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Confirmed responses were observed in patients whose tumors were TP53 Y220C mutated and KRAS wild-type in eight tumor types including ovarian, lung, breast, endometrial, head and neck, colorectal, gallbladder cancers, and ampullary carcinoma.
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Overall response rate (ORR) of 34% (35/103 patients) per investigator assessment according to Response Evaluation Criteria in Solid Tumors (RECIST) version 1.1, including confirmed and unconfirmed responses. The cohort-specific ORRs were as follows:

▪ Ovarian cancer: 46% ORR (22/48 patients, including one confirmed complete response, 18 confirmed partial responses, and three unconfirmed partial responses [uPR])

▪ Breast cancer: 17% ORR (2/12 patients)

▪ Endometrial cancer: 60% ORR (3/5 patients, including one uPR)

▪ Lung cancer: 21% ORR (4/19 patients, including one uPR)

▪ Other solid tumors: 21% ORR (4/19 patients)

o Across all cohorts, the median time to response was 1.3 months and the median duration of response was 7.6 months. In the ovarian cancer cohort, the median time to response was 1.3 months and median duration of response was 8.0 months.

o Post the September 4, 2025 data cutoff date, four uPRs were confirmed and one uPR (ovarian cancer) remains on treatment.

o A poster entitled “Natural history and prognostic value of TP53 Y220C mutation in advanced solid tumors: A real-world study,” was also presented at the 2025 AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics which concluded that patients with TP53 Y220C-mutated solid tumors had poor prognoses and reduced overall survival compared to patients without a TP53 Y220C mutation.

Third Quarter 2025 Financial Results

PMV Pharma ended the third quarter with $129.3 million in cash, cash equivalents, and marketable securities, compared to $148.3 million as of June 30, 2025. Net cash used in operations was $56.4 million for the nine months ended September 30, 2025, compared to $34.6 million for the nine months ended September 30, 2024.

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Net loss for the quarter ended September 30, 2025, was $21.1 million compared to $19.2 million for the quarter ended September 30, 2024. The net loss increase was primarily due to increased research and development (R&D) costs.
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R&D expenses were $18.2 million for the quarter ended September 30, 2025, compared to $16.9 million for the quarter ended September 30, 2024. The increase in R&D expenses was primarily due to increased contractual research organization costs for the advancement of the rezatapopt program.
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General and administrative (G&A) expenses were $4.3 million for the quarter ended September 30, 2025, compared to $4.9 million for the quarter ended September 30, 2024. The decrease in G&A expenses was primarily due to reduced spend for stock-based compensation and facility and operational expenses.

About Rezatapopt

Rezatapopt (PC14586) is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the pocket in the p53 Y220C mutant protein, restoring the wild-type tumor-suppressor function. The U.S. Food and Drug Administration granted Fast Track designation to rezatapopt for the treatment of patients with locally advanced or metastatic solid tumors with a p53 Y220C mutation.

About the PYNNACLE Clinical Trial

The ongoing Phase 1/2 PYNNACLE clinical trial is evaluating rezatapopt in patients with advanced solid tumors harboring a TP53 Y220C mutation. The primary objective of the Phase 1 portion of the clinical trial was to determine the maximum tolerated dose and recommended Phase 2 dose (RP2D) of rezatapopt when administered orally to patients. Safety, tolerability, pharmacokinetics and effects on biomarkers were also assessed. The Phase 2 portion is a registrational, single arm, expansion basket clinical trial comprising five cohorts (ovarian, lung, breast, and endometrial cancers, and other solid tumors) with the primary objective of evaluating the efficacy of rezatapopt at the RP2D in patients with TP53 Y220C and KRAS wild-type advanced solid tumors. For more information about the Phase 1/2 PYNNACLE clinical trial, refer to www.clinicaltrials.gov (NCT trial identifier NCT04585750).

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule therapies targeting p53. TP53 mutations are found in approximately half of all cancers. Our co-founder, Dr. Arnold Levine, established the field of p53 biology when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize over four decades of p53 biology, PMV Pharma combines unique biological understanding with a pharmaceutical development focus. PMV Pharma is headquartered in Princeton, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for rezatapopt, including our ability to obtain approval as a treatment option as a monotherapy, expectations regarding timing, number of patients and treatment durations for our interim data readouts, expectations regarding timing and success of the Phase 2 portion of the current clinical trial for rezatapopt and filing of an NDA for platinum-resistant/refractory ovarian cancer, and the timing and expectations with respect to our projected cash runway. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities, including the successful filing of NDAs, and planned clinical trials, the Company’s ability to execute on its strategy and operate as a clinical stage company, the potential for clinical trials of rezatapopt or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that a global pandemic, other public health emergencies or geopolitical tensions or conflicts may have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2025, the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025, filed with the SEC on May 9, 2025, and the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2025, filed with the SEC on August 7, 2025, and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investors Contact:
Tim Smith
Senior Vice President, Head of Corporate Development and Investor Relations
investors@pmvpharma.com

Media Contact:
Kathy Vincent
Greig Communications
kathy@greigcommunications.com

PMV Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$ 36,337	$ 40,876
Marketable securities, current	92,913	128,578
Prepaid expenses and other current assets	3,199	6,204
Total current assets	132,449	175,658
Property and equipment, net	255	409
Marketable securities, noncurrent	—	13,843
Right-of-use assets	891	1,143
Other assets	249	235
Total assets	$ 133,844	$ 191,288
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 3,399	$ 6,579
Accrued expenses	8,515	7,439
Operating lease liabilities, current	390	352
Total current liabilities	12,304	14,370
Operating lease liabilities, noncurrent	541	838
Total liabilities	12,845	15,208
Stockholders’ equity:
Additional paid-in capital	549,325	544,653
Accumulated deficit	(428,417)	(368,712)
Accumulated other comprehensive income	91	139
Total stockholders’ equity	120,999	176,080
Total liabilities and stockholders’ equity	$ 133,844	$ 191,288

PMV Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$ 18,210	$ 16,947	$ 54,050	$ 44,760
General and administrative	4,312	4,941	12,914	15,520
Total operating expenses	22,522	21,888	66,964	60,280
Loss from operations	(22,522)	(21,888)	(66,964)	(60,280)
Other income (expense):
Interest income, net	1,480	2,615	5,105	8,368
Other (expense) income, net	(23)	121	(44)	103
Total other income	1,457	2,736	5,061	8,471
Loss before provision (benefit) for income taxes	(21,065)	(19,152)	(61,903)	(51,809)
Provision (benefit) for income taxes	(6)	74	(2,198)	(16,100)
Net loss	(21,059)	(19,226)	(59,705)	(35,709)
Unrealized gain (loss) on available for sale investments, net of tax	69	591	(55)	211
Foreign currency translation gain (loss)	1	4	7	(25)
Total other comprehensive income (loss)	70	595	(48)	186
Total comprehensive loss	$ (20,989)	$ (18,631)	$ (59,753)	$ 35,523)

Net loss per share -- basic and diluted	$ (0.40)	$ (0.37)	$ (1.14)	$ (0.69)
Weighted-average common shares outstanding	52,993,238	51,574,027	52,322,523	51,499,818